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                                                                    EXHIBIT 99.3


                          CHANGE OF CONTROL AGREEMENT

            AGREEMENT made as of this 26th day of October, 1997, between CFX CORPORATION, a New Hampshire corporation (hereinafter "Company"), and David N. Rasmussen (hereinafter "Executive").

            WHEREAS the Company wishes to assure the continued availability of the Executive's services and to create an environment which will promote the Executive's giving impartial and objective advice in any circumstances resulting from the possibility of Change of Control of the Company (as herein defined), and

            WHEREAS the Company and the Executive wish to provide the Executive with financial protection in the event significant changes in the Executive's employment status occur following a Change of Control of the Company (as herein defined);

            NOW THEREFORE, the Company and the Executive, in consideration of the terms and conditions set forth herein and other valuable consideration, receipt of which is hereby acknowledged, mutually covenant and agree as follows:

1.          Term.

            The term of this Agreement shall commence on the date hereof and terminate on the date three years from the date hereof unless the Executive's employment is sooner terminated as provided in Section 11 hereof (the "Term"). On each October 26th thereafter, the Term shall automatically be extended for an additional calendar year unless either party gives written notice to the other, by no later than the preceding September 30th, that he or it does not concur in such extension.

2.          Payments Upon Change of Control and Termination Event.

            The Company shall make payments to the Executive as provided for in paragraph 4 hereof upon the occurrence of both a Change of Control of the Company and a Termination Event, as such terms are defined in paragraph 3 hereof.

3.          Definitions.

            (a) "Base Amount" shall mean an amount equal to the Executive's annual base salary of $130,000 plus the gross amount of the incentive payment paid to the Executive under the Company's 1997 Incentive Compensation Plan.

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            (b) A "Change of Control" shall be deemed to have occurred if any of the following have occurred:

                (i) any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as the result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Company possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Company;

                (ii) there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Company in which the holders of voting securities of the Company immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company (or if the Company does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Company (or such other surviving corporation), excluding securities received by any members of such group which represent disproportionate percentage increases in their shareholdings vis-a-vis the other members of such group;

                (iii) "approved directors" shall constitute less than a majority of the entire Board of Directors of the Company, with "approved directors" defined to mean the members of the Board of Directors of the Company as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Company who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Company prior to such election; or

                (iv) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Company or its subsidiaries to a party which is not controlled by or under common control with the Company.

            (c) A "Termination Event" shall be deemed to have occurred if, within the twelve month period following a Change of Control, the Executive experiences the loss of his position by reason of discharge or demotion, for other than termination for good cause, or the Executive's voluntary termination following the substantial withholding, substantial adverse alteration or substantial reduction of responsibility, authority, or compensation (including any compensation or benefit plan in which the Executive participates or substitute plans adopted prior to the Change of Control) to which the Executive was charged or empowered with or entitled to immediately prior to a Change of Control of the Company or to which he would normally be charged or empowered with or entitled to from time to time by reason of his office, for other than good cause.

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            (d) Termination for Good Cause.

                "Termination for good cause" means termination:

                (i) based on the willful and continued failure by the Executive to perform his duties for the Company or a subsidiary (other than such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for performance is delivered to the Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board believes the Executive has not performed his duties; an act or acts of dishonesty taken by the Executive; or an act or acts intended to result in his personal enrichment at the expense of the Company or a subsidiary; or an act or acts of willful misconduct which are materially injurious to the Company. Termination shall be by written notice to the Executive identifying the cause; or

                (ii) If the Executive shall have been absent from the full-time performance of his duties with the Company for six consecutive months as the result of the Executive's incapacity due to physical or mental illness, and the Executive shall not have returned to full-time performance of his duties within thirty days after written notice of proposed termination, the Executive's employment may be terminated by the Company on or after the expiration of such thirty day period for disability. Termination shall be by written notice to the Executive. Termination of the Executive's employment based on retirement shall mean termination in accordance with the Company's generally applicable retirement policy or with any retirement arrangement established with the Executive's consent.

4.          Cash Payments.

            Upon the occurrence of both a Change of Control of the Company and a Termination Event, the Company shall, immediately upon the occurrence of the Termination Event, make a lump sum payment to the Executive in an amount that equals one (1.0) times the Base Amount.

5.          Death of Executive.

            If the Executive dies before receiving all payments payable to him under this Agreement, the Company shall pay to the Executive's spouse, or if the Executive leaves no spouse, to the estate of the Executive, one (l) lump sum payment in an amount equal to the amount determined pursuant to paragraph 4 hereof.

6.          Reimbursement of Expenses.

            In the event a Change of Control of the Company and a Termination Event occur and any action, suit or proceeding is brought by the Company or the Executive for the enforcement, performance or construction of this Agreement, the Company agrees to reimburse the Executive for all costs and expenses reasonably incurred by him in such action, suit or proceeding, including reasonable attorneys' and accountants' fees and expenses, unless the Executive shall have been substantially unsuccessful, on the merits or otherwise, in such action, suit or proceeding.

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7.          No Duty to Seek Other Employment.

            Amounts payable to the Executive under this Agreement shall not be reduced by the amount of any compensation received by the Executive from any other employer or source, and the Executive shall not be under any obligation to seek other employment or gainful pursuit as a result of this Agreement.

8.          Health and Life Insurance Benefits

            The Company agrees to maintain, for a period of eighteen (18) months following the date of the occurrence of the Termination Event, the Executive's eligibility for and participation in any health and life insurance plans, in which the Executive was eligible to participate prior to the Termination Event and upon the same basis and cost as prior to the Termination Event.

9.          Reduction of Payments.

            In the event any of the payments made under this Agreement would be considered an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended, then there shall be a reduction in the amount otherwise payable under this Agreement such that all payments are deductible by the Company.

10.         Payment of Compensation to Termination Date.

            In addition to any other payments payable to the Executive hereunder, the Company shall pay the Executive full compensation and all other amounts and benefits to which the Executive is entitled through the termination of his employment.

11.         No Right to Continued Employment.

            This Agreement shall not confer upon the Executive any right with respect to continuance of employment by the Company or any subsidiary, nor shall it interfere in any way with the right of his employer to terminate his employment at any time. No payments hereunder shall be required except upon the occurrence of both a Change of Control of the Company and a Termination Event as set forth in Section 3 herein. Thus, except as specifically provided in
Section 2 herein, no payments hereunder shall be made on account of termination of the Executive's employment (i) upon the Executive's death, disability or retirement, (ii) by the Company with or without cause or (iii) upon the Executive's voluntary termination.

12.         Waiver of Breach.

            Waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver by such party of any subsequent breach hereof.

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13.         Invalidity.

            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which shall remain in full force and effect.

14.         Entire Agreement; Written Modification; Termination.

            This Agreement contains the entire agreement between the parties concerning the matters covered hereby. No modification, amendment or waiver of any provision hereof shall be effective unless in writing specifically referring hereto and signed by the party against whom such provision as modified or amended or such waiver is sought to be enforced. This Agreement shall terminate as of the time the Company makes the final payment which it may be obligated to pay hereunder or provides the final benefit which it may be obligated to provide hereunder.

15.         Counterparts.

            This Agreement may be made and executed in counterparts, each of which may be considered an original for all purposes.

16.         Governing Law.

            This Agreement is governed by and is to be construed and enforced in accordance with the laws of the State of New Hampshire.

17.         Authorization.

            The Company represents and warrants that the execution of this Agreement has been duly authorized by resolution of the Board of Directors of the Company.

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            IN WITNESS WHEREOF, the undersigned parties have executed or caused to be executed this Agreement as of the day and year first above written.

                                        CFX CORPORATION



                                    By: /s/
                                        -------------------------------------
                                        Peter J. Baxter
                                        President and Chief Executive Officer




                                        "EXECUTIVE"



                                        /s/
                                        -------------------------------------
                                        David N. Rasmussen


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